Exhibit 4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of the George Putnam Fund of Boston of our report dated December 10, 2001 relating to the financial statements and financial highlights included in the October 31, 2001 Annual Report to the Shareholders of Putnam Balanced Retirement Fund, which financial statements and financial highlights are incorporated by reference into such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants and Financial Statements" appearing in the Statement of Additional of Information and Appendix A attached thereto.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
June 13, 2002